Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-262937

Issuer Free Writing Prospectus, dated February 22, 2024

American Medical Systems Europe B.V.

€2,000,000,000

Senior Notes Offering

Terms and Conditions – 5-Year Fixed Rate Notes

Issuer	American Medical Systems Europe B.V. (the “Issuer”)
Guarantor	Boston Scientific Corporation (“Boston Scientific”)
Note Type	Senior Notes
Form of Offering	SEC Registered
Ratings[1]	Baa1 / BBB+ / BBB+ (Stable/Stable/Stable)
Principal Amount	€750,000,000
Trade Date	February 22, 2024
Settlement Date (T+3*)	February 27, 2024
Maturity Date	March 8, 2029
Coupon	3.375% per annum
Yield to Maturity	3.455% per annum
Price to Public	99.635%
Reference to Mid-Swaps Rate	2.805%
Spread to Mid-Swaps Rate	Plus 65 basis points
Benchmark Bund	DBR 0.250% due February 15, 2029
Spread to Benchmark Bund	Plus 106.7 basis points
Benchmark Bund Yield/Price	2.388% / €90.09
Interest Payment Dates	Annually on March 8, beginning March 8, 2025
Par Call Date	On or after December 8, 2028 (the date that is three months prior to the maturity date)

* It is expected that delivery of the notes will be made to purchasers on or about February 27, 2024, which is the third business day following the date of pricing of the notes (such settlement cycle referred to as T+3), through Clearstream Banking S.A. and Euroclear Bank SA/NV. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery of the notes will be required, by virtue of the fact that the notes will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should consult their own advisors in this regard.

Make-whole Call	Plus 20 basis points
Special Mandatory Redemption	If (i) the Axonics Acquisition (as defined in the preliminary prospectus supplement related to the notes) is not consummated on or before the later of (x) January 8, 2025 (as such date may be extended in accordance with the Merger Agreement (as defined in the preliminary prospectus supplement related to the notes) to no later than January 8, 2026) and (y) the date that is five business days after any later date to which Boston Scientific and Axonics, Inc. may agree to extend the “Outside Date” in the Merger Agreement or (ii) the Issuer notifies the trustee under the indenture that Boston Scientific will not pursue consummation of the Axonics Acquisition, the Issuer will be required to redeem the notes at a special mandatory redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined in the preliminary prospectus supplement related to the notes).
Stabilization	Stabilization/FCA
Day Count Basis	ACTUAL/ACTUAL (ICMA)
Minimum Denominations	€100,000 and integral multiples of €1,000 in excess thereof
Common Code / ISIN	Common Code: 277226642 ISIN: XS2772266420
Clearing and Settlement	Clearstream Banking S.A. / Euroclear Bank SA/NV
Trustee	U.S. Bank Trust Company, National Association
Registrar and Paying Agent	Elavon Financial Services DAC
Expected Listing	Application will be made to list the notes on the Official List of the Irish Stock Exchange plc for trading as Euronext Dublin and to admit the notes to trading on the Global Exchange Market thereof
Joint Bookrunners

Barclays Bank PLC

Citigroup Global Markets Europe AG

Société Générale

BofA Securities Europe SA

Wells Fargo Securities Europe S.A.

BNP Paribas

Deutsche Bank Aktiengesellschaft

Goldman Sachs & Co. LLC

MUFG Securities (Europe) N.V.

RBC Europe Limited

Scotiabank (Ireland) Designated Activity Company

Standard Chartered Bank

TD Global Finance unlimited company

Terms and Conditions – 8-Year Fixed Rate Notes

Issuer	American Medical Systems Europe B.V. (the “Issuer”)
Guarantor	Boston Scientific Corporation (“Boston Scientific”)
Note Type	Senior Notes
Form of Offering	SEC Registered
Ratings[1]	Baa1 / BBB+ / BBB+ (Stable/Stable/Stable)
Principal Amount	€1,250,000,000
Trade Date	February 22, 2024
Settlement Date (T+3*)	February 27, 2024
Maturity Date	March 8, 2032
Coupon	3.500% per annum
Yield to Maturity	3.544% per annum
Price to Public	99.696%
Reference to Mid-Swaps Rate	2.744%
Spread to Mid-Swaps Rate	Plus 80 basis points
Benchmark Bund	DBR 0.000% due February 15, 2032
Spread to Benchmark Bund	Plus 120 basis points
Benchmark Bund Yield/Price	2.344% / €83.14
Interest Payment Dates	Annually on March 8, beginning March 8, 2025
Par Call Date	On or after December 8, 2031 (the date that is three months prior to the maturity date)
Make-whole Call	Plus 20 basis points

* It is expected that delivery of the notes will be made to purchasers on or about February 27, 2024, which is the third business day following the date of pricing of the notes (such settlement cycle referred to as T+3), through Clearstream Banking S.A. and Euroclear Bank SA/NV. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery of the notes will be required, by virtue of the fact that the notes will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should consult their own advisors in this regard.

Special Mandatory Redemption	If (i) the Axonics Acquisition (as defined in the preliminary prospectus supplement related to the notes) is not consummated on or before the later of (x) January 8, 2025 (as such date may be extended in accordance with the Merger Agreement (as defined in the preliminary prospectus supplement related to the notes) to no later than January 8, 2026) and (y) the date that is five business days after any later date to which Boston Scientific and Axonics, Inc. may agree to extend the “Outside Date” in the Merger Agreement or (ii) the Issuer notifies the trustee under the indenture that Boston Scientific will not pursue consummation of the Axonics Acquisition, the Issuer will be required to redeem the notes at a special mandatory redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined in the preliminary prospectus supplement related to the notes).
Stabilization	Stabilization/FCA
Day Count Basis	ACTUAL/ACTUAL (ICMA)
Minimum Denominations	€100,000 and integral multiples of €1,000 in excess thereof
Common Code / ISIN	Common Code: 277226669 ISIN: XS2772266693
Clearing and Settlement	Clearstream Banking S.A. / Euroclear Bank SA/NV
Trustee	U.S. Bank Trust Company, National Association
Registrar and Paying Agent	Elavon Financial Services DAC
Expected Listing	Application will be made to list the notes on the Official List of the Irish Stock Exchange plc for trading as Euronext Dublin and to admit the notes to trading on the Global Exchange Market thereof
Joint Bookrunners

Barclays Bank PLC

Citigroup Global Markets Europe AG

Société Générale

BofA Securities Europe SA

Wells Fargo Securities Europe S.A.

BNP Paribas

Deutsche Bank Aktiengesellschaft

Goldman Sachs & Co. LLC

MUFG Securities (Europe) N.V.

RBC Europe Limited

Scotiabank (Ireland) Designated Activity Company

Standard Chartered Bank

TD Global Finance unlimited company

Note:

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

MiFID II and UK MiFIR professional clients and ECPs only/No PRIIPs KID: Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the European Economic Area or the United Kingdom.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and accompanying prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and accompanying prospectus if you request it by calling Barclays Bank PLC toll-free at (888) 603-5847, Citigroup Global Markets Europe AG toll-free at (800) 831-9146 or Société Générale toll-free at (855)-881-2108.

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